EXHIBIT 99.2: PAYCHEX, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the Company’s operating results for each of the three fiscal years in the period ended May 31, 2003 (fiscal 2003, 2002, and 2001), and its financial condition at May 31, 2003. This review provides additional analysis and disclosure than that contained in the Company’s June 24, 2003 Press Release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

This review is not a complete and comprehensive discussion and analysis as required by the Securities and Exchange Commission for Annual Reports filed on Form 10-K or Quarterly Reports on Form 10-Q. The Company expects to file its fiscal 2003 Form 10-K with the Securities and Exchange Commission within 90 days after the May 31, 2003 fiscal year-end. The fiscal 2003 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-looking statements in this Management’s Discussion and Analysis are qualified by the “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995 included in the Company’s Press Release, which is furnished (not filed) as Exhibit 99.1 to this Form 8-K.

Critical Accounting Policies

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company’s management to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, investments, fixed assets, goodwill and intangible assets, potential losses resulting from its clients’ inability to meet their payroll obligations, allowance for doubtful accounts, income taxes, and contingencies. The Company bases its estimates and assumptions on historical experience and assumptions believed to be reasonable under the circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to the Company’s results of operations or financial position are discussed below.

Revenue Recognition: Service revenues are recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Professional Employer Organization (PEO) revenues are included in service revenues and are reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred for PEO worksite employees were $1,460.7 million, $1,056.9 million, and $865.7 million for fiscal 2003, 2002, and 2001, respectively. Paychex provides delivery service for the distribution of certain client payroll checks and reports. The revenue earned from delivery service is included in service revenues and the costs for delivery are included in operating costs on the Consolidated Statements of Income.

Interest on funds held for clients is earned primarily on funds that are collected before due dates from clients for payroll tax filing and payment services and employee payment services and invested (funds held for clients) until remittance to the applicable tax agencies or client employees. These collections from clients are typically remitted between one and thirty days after receipt, with some items extending to ninety days. The interest earned on these funds is included in total revenues on the Consolidated Statements of Income because the collection, holding, and remittance of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sale of available-for-sale securities.

Valuation of Investments: The Company’s investments in debt securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income as reported on the Company’s Statement of Stockholders’ Equity. However, changes in the fair value of investments impacts the Company’s net income only when such investments are sold or permanent impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. Realized gains and losses from funds held for clients are included in interest on funds held for clients whereas realized gains and losses from corporate investments are included in investment income, net. The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company periodically reviews its investment portfolio for potential write-down due to changes in credit risk or other potential valuation concerns.

Goodwill: During Fiscal 2003, Paychex acquired Advantage Payroll Services, Inc. (“Advantage”) and InterPay, Inc. (“InterPay”). As a result of these purchases, the Company has recorded $393.7 million of goodwill on its Consolidated Balance Sheet at May 31, 2003. The value of this goodwill is based on an allocation of the purchase prices to assets acquired and liabilities assumed according to estimated fair values. SFAS No. 142, “Goodwill and Other Intangible Assets” requires that goodwill not be amortized, but instead tested for impairment on an annual basis and at interim periods if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. Since the Company’s business is largely homogeneous, the Company has determined it will be evaluated as a single reporting unit for goodwill impairment testing.

Intangible Assets: The Company’s intangible assets are primarily comprised of client list acquisitions and license agreements with independently owned associate offices. Intangible assets are amortized over periods ranging from 7 to 12 years using accelerated or straight-line methods. The Company periodically reviews its intangible assets for potential impairment.

Fixed Assets: The carrying value of fixed assets, including costs for software developed for internal use, reflects estimates, assumptions, and judgments relative to capitalized costs, useful lives, utilization, and salvage value. For software developed for internal use, all external direct costs for materials and services and certain payroll and related fringe costs are capitalized in accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company reviews the carrying value of fixed assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Accrual for Client Fund Losses: The Company maintains an accrual for estimated losses associated with its clients’ inability to meet their payroll obligations. As part of providing payroll, tax filing and payment service, and employee payment services, Paychex is authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money funds transfers from client bank accounts are subject to potential risk of losses resulting from clients’ insufficient funds to cover such transfers. The Company evaluates uncollected amounts on a specific basis and analyzes historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.

Results of Operations

For fiscal 2003, the Company completed its thirteenth consecutive year of record total revenues and net income and now services approximately 490,000 clients. The Company’s financial growth continues to be adversely impacted by the effect of lower interest rates on its funds held for clients and corporate investment portfolios and difficult economic conditions.

In response to economic conditions, the Federal Reserve has lowered the Federal Funds rate twelve times since January 2001 to 1.25%, for a cumulative 525-basis-point reduction. In addition to the effects of interest rates, the difficult economic conditions have resulted in a lower number of checks per client as existing clients reduce their work forces. The Company experienced a .5% year-over-year decline in checks per client (excluding Advantage and InterPay) in fiscal 2003 compared with a year-over-year decline of 3.0% in fiscal 2002.

The Company’s results of operations for fiscal 2003 were impacted by the acquisitions of two payroll service providers servicing small- to medium-sized businesses in the United States. On September 20, 2002, Paychex acquired Advantage for $314 million in cash including the redemption of preferred stock and the repayment of outstanding debt of Advantage. On April 1, 2003, Paychex acquired InterPay for $182 million in cash. These two acquisitions provided Paychex with over 82,000 new clients.

The integration of Advantage and InterPay is in process. By the end of fiscal 2003, the sales forces of these companies were combined with the sales force of Paychex, and the responsibility for their operations and corporate support had been integrated into the management structure of Paychex. In addition, certain branch operations were combined into existing Paychex locations, with more consolidation expected to occur in fiscal year 2004. The Company's focus has been on client service and retention. Approximately 2,000 Advantage clients have been converted to Paychex software platforms since acquisition. The majority of these clients were not using Advantage's core payroll system. The Advantage core payroll system will be retained to service clients affiliated with the independently owned associate offices and other Advantage co-branded products. For InterPay, it is anticipated that clients will be converted to the Paychex software platforms by the end of November 2004.

The results of operations for fiscal 2003, which are summarized in the following table, include the results of Advantage and InterPay since their respective dates of acquisition. The two acquisitions contributed $61.9 million in revenues in fiscal 2003, including $58.0 million of service revenues and $3.9 million of interest on funds held for clients. Operating, selling, general, and administrative expenses for Advantage and InterPay totaled $55.2 million, including $6.7 million for amortization of intangible assets. In the second quarter of fiscal 2003, the Company realized approximately $7.0 million of gains from the sale of corporate investments to fund the acquisition of Advantage. In the fourth quarter of fiscal 2003, approximately $3.5 million of gains were realized from the sale of corporate investments to fund the acquisition of InterPay.

Summary of Results of Operations for the Fiscal Years Ended May 31:

In thousands, except per share amounts	2003	Change	2002	Change	2001	Change

Revenues:

Payroll	$897,515	16.5%	$770,243	11.8%	$688,650	15.8%

Human Resource and Benefits	148,514	21.8%	121,946	24.6%	97,871	30.7%

Total service revenues	1,046,029	17.2%	892,189	13.4%	786,521	17.5%

Interest on funds held for clients	53,050	-15.4%	62,721	-24.7%	83,336	41.7%

Total revenues	1,099,079	15.1%	954,910	9.8%	869,857	19.5%

Combined operating & SG&A expenses	698,038	18.1%	591,216	10.9%	533,155	13.6%

Operating income	401,041	10.3%	363,694	8.0%	336,702	30.1%

as a % of total revenues	36.5%		38.1%		38.7%
Investment income, net	30,503	-2.6%	31,315	14.8%	27,279	65.5%

Income before income taxes	431,544	9.2%	395,009	8.5%	363,981	32.2%

as a % of total revenues	39.3%		41.4%		41.8%
Income taxes	138,092	14.6%	120,478	10.4%	109,112	27.8%

Net income	$293,452	6.9%	$274,531	7.7%	$254,869	34.1%

as a % of total revenues	26.7%		28.7%		29.3%

Diluted earnings per share	$.78	6.8%	$.73	7.4%	$.68	33.3%

Analysis of Operating Income:

Operating income	$401,041	10.3%	$363,694	8.0%	$336,702	30.1%

Less: Interest on funds held for clients	53,050	-15.4%	62,721	-24.7%	83,336	41.7%

Operating income excluding interest on funds held for clients	$347,991	15.6%	$300,973	18.8%	$253,366	26.6%

as a % of total service revenues	33.3%		33.7%		32.2%

Less: Advantage and InterPay operating income excluding interest on funds held for clients	2,842		—		—

Operating income excluding interest on funds held for clients (excluding Advantage and InterPay)	$345,149	14.7%	$300,973	18.8%	$253,366	26.6%

Service revenues	$1,046,029	17.2%	$892,189	13.4%	$786,521	17.5%

Less: service revenues for Advantage and InterPay	58,033		—		—

Service revenues excluding Advantage and InterPay	$987,996	10.7%	$892,189	13.4%	$786,521	17.5%

Operating income excluding interest on funds held for clients as a percentage of service revenues (excluding Advantage and InterPay)	34.9%		33.7%		32.2%

Details regarding the Company’s combined funds held for clients and corporate investment portfolios are as follows:

($ in millions)
For the fiscal year ended May 31,	2003	2002	2001

Average investment balances:

Funds held for clients	$2,176.4	$1,852.4	$1,683.5

Corporate investments	547.6	686.5	575.7

Total	$2,724.0	$2,538.9	$2,259.2

Average interest rates earned (exclusive of realized gains/losses):

Funds held for clients	2.3%	2.9%	4.6%

Corporate investments	3.3%	3.7%	4.5%

Combined funds held for clients and corporate investment portfolios	2.5%	3.1%	4.6%

Net realized gains:

Funds held for clients	$4.0	$9.2	$5.7

Corporate investments	13.7	6.7	1.7

Total	$17.7	$15.9	$7.4

As of May 31,	2003	2002	2001

Unrealized gains on available-for-sale portfolio (in millions)	$45.0	$26.7	$20.5

Federal Funds rate	1.25%	1.75%	4.00%

Three-year “AAA” municipal securities yield	1.40%	2.75%	3.44%

Total available-for-sale securities (in millions)	$1,388.7	$1,502.7	$1,339.6

Average duration of available-for-sale securities portfolio in years	2.3	2.3	2.5

Weighted average yield-to-maturity of available-for-sale securities portfolio	3.1%	3.6%	4.3%

Total service revenues are comprised of revenues from the Payroll and Human Resource and Benefits product lines. Payroll service revenues are earned primarily from payroll processing, tax filing and payment service, employee payment service, and other ancillary services. Human Resource and Benefits service revenues are earned primarily from Retirement Services, Workers’ Compensation Insurance Administration, Section 125 Plan Administration, and Paychex Administrative Services and Professional Employer Organization bundled services.

The increase in Payroll service revenues in fiscal 2003 compared with fiscal 2002 is due to the acquisitions of Advantage and InterPay, organic client base growth, increased utilization of ancillary services by both new and existing clients, and price increases. The increase in Payroll service revenues in fiscal 2002 compared with fiscal 2001 is attributable to organic client base growth, increased utilization of ancillary services by both new and existing clients, and price increases. Organic client growth was slightly less than 5% in fiscal 2003 and slightly less than 4% in fiscal 2002. Payroll service revenues continue to be impacted by year-over-year changes in checks per client. The year-over-year changes in checks per client (excluding Advantage and InterPay) are as follows:

	Fiscal 2003	Fiscal 2002

First quarter	(1.7%)	(1.9%)

Second quarter	(.3%)	(3.8%)

Third quarter	(.1%)	(4.1%)

Fourth quarter	.3%	(2.6%)

Full fiscal year	(.5%)	(3.0%)

As of May 31, 2003, 87% of all clients utilized the Company’s tax filing and payment services, compared with 85% at the end of 2002 and 83% at the end of 2001. The Company believes the client utilization percentage of the tax filing and payment services is near maturity. The Company’s employee payment services were utilized by 60% of its clients at May 31, 2003 compared with 57% at the end of 2002 and 53% at the end of 2001. More than 90% of new clients purchase the Company’s tax filing and payment services and more than 70% of new clients purchase employee payment services. Major Market Services revenues totaled $101.7 million, $71.7 million, and $47.4 million for fiscal years 2003, 2002, and 2001, respectively. This represents year-over-year revenue growth of 42% for fiscal 2003 and 51% for fiscal 2002. Approximately one-third of new Major Market Services clients are conversions from the Company’s Core Payroll service.

The increases in Human Resource and Benefits service revenues in fiscal 2003 and fiscal 2002 are primarily related to increases in the number of clients utilizing Retirement Services products and increases in Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) client employees serviced. The increase in Retirement Services clients reflects the continuing interest of small- to medium-sized businesses in offering retirement savings benefits to their employees. Retirement Services revenues totaled $66.7 million, $56.5 million, and $43.3 million in fiscal 2003, 2002, and 2001, respectively. This represents year-over-year revenue growth of 18% for fiscal 2003 and 30% for fiscal 2002. The Company serviced over 26,000 and over 23,000 Retirement Services clients at May 31, 2003 and 2002, respectively.

The Paychex Administrative Services (PAS) product is a combined package of payroll, employer compliance, employee benefit administration, and risk management outsourcing services designed to make it easier for small businesses to manage their payroll and benefit costs. The Company’s PEO product provides primarily the same bundled services as the PAS product, but with Paychex acting as a co-employer of the client’s employees. The PEO service is available primarily in the states of Florida and Georgia, where PEOs are more prevalent. Sales of the PAS and PEO products have been strong, with administrative fee revenues from these products increasing 40% and 41% for fiscal 2003 and 2002, respectively. The PAS and PEO products serviced over 103,000 and over 80,000 client employees as of May 31, 2003 and 2002, respectively.

The decline in interest on funds held for clients in fiscal 2003 compared with fiscal 2002 is the result of lower average interest rates earned and a decrease in net realized gains on the sale of available-for-sale securities, offset somewhat by higher average portfolio balances. In fiscal 2002, interest on funds held for clients declined when compared to fiscal 2001 due to lower average interest rates earned offset by higher net realized gains and higher average portfolio balances. The higher average portfolio balances were driven by the acquisitions of Advantage and InterPay in fiscal 2003 and from the growth in the utilization of the Company’s tax filing and payment services and employee payment services in both fiscal 2003 and 2002.

The increase in consolidated operating, selling, general, and administrative expenses in fiscal 2003 is due in part to the acquisitions of Advantage and InterPay. The remaining increase in fiscal 2003 and the increase in fiscal 2002 are due to investments in personnel, information technology, and facility costs to support the organic growth of the Company. At May 31, 2003, the Company had approximately 8,850 employees compared with approximately 7,400 at the end of fiscal 2002.

Investment income primarily represents earnings from the Company’s cash and cash equivalents and investments in available-for-sale investment securities. Investment income does not include interest on funds held for clients, which is included in total revenues. The decrease in investment income in fiscal 2003 compared with fiscal 2002 is primarily due to a decrease in average daily invested balances and lower average interest rates earned, offset by higher net realized gains on sales of available-for-sale securities. The increase in investment income in fiscal 2002 compared with fiscal 2001 is primarily due to net realized gains on the sale of available-for-sale securities and the increase in average daily invested balances, offset by lower average interest rates earned. The decrease in average daily invested balances and higher realized gains in fiscal 2003 are primarily the result of the sale of corporate investments to fund the Advantage and InterPay acquisitions. The Company estimates the use of corporate investments to fund the two acquisitions reduced investment income by approximately $7.6 million in fiscal 2003.

The effective income tax rate was 32.0% in fiscal 2003 compared with 30.5% in fiscal 2002 and 30.0% in fiscal 2001. The increases in the effective income tax rate are primarily the result of lower levels of tax-exempt income, which is derived primarily from municipal debt securities of the funds held for clients and corporate investment portfolios. Fiscal 2004’s effective income tax rate is expected to approximate 32.5%.

Despite the impact of lower interest rates and difficult economic conditions, income before taxes was 39% of total revenues during fiscal 2003, compared with 41% in fiscal 2002 and 42% in fiscal 2001. Operating income (excluding interest on funds held for clients) increased 16% in fiscal 2003 and 19% in fiscal 2002 to $348.0 million and $301.0 million, respectively.

Outlook

The Company has based its fiscal 2004 expectations on current economic and interest rate conditions continuing with no significant changes. For fiscal 2004, the Company projects Payroll service revenue growth in the range of 15% to 17%, reflecting the full-year benefits of the acquisitions of Advantage and InterPay, and Human Resource and Benefits service revenue growth in the range of 21% to 23%. Total service revenue growth is anticipated to be in the range of 16% to 18%. The Company expects interest on funds held for clients (including realized gains) to be flat in fiscal 2004 and corporate investment income to be down approximately 45% primarily due to the sale of investments to fund the acquisitions in fiscal 2003.

Taking the factors mentioned above into consideration, the Company anticipates achieving record total revenues and net income for fiscal 2004. Total revenue growth is estimated to be in the range of 15% to 17% (10% to 12% without Advantage and InterPay) accompanied by net income growth of approximately 10%. The impact of lower interest rates will continue to moderate year-over-year growth. In addition, the Company estimates that growth in operating income (excluding interest on funds held for clients) will be in the range of 15% to 20% for fiscal 2004.

Liquidity and Capital Resources

The Company has historically funded its operations, capital purchases, purchases of corporate investments, and dividend payments primarily through cash generated from its operating activities. The acquisitions of Advantage and InterPay in fiscal 2003 were funded entirely by the Company’s cash and corporate investments. At May 31, 2003, the Company had $381 million in available cash and corporate investments. Current cash and corporate investments and projected operating cash flows are expected to support normal business operations, purchases of property and equipment, and current dividend payments.

The Company has two available, uncommitted, unsecured lines of credit from various banks totaling $140 million at market rates of interest. The Company also has an available, uncommitted, secured line of credit from a bank totaling $350 million at a market rate of interest. No amounts were outstanding against these lines of credit during fiscal 2003 or at May 31, 2003. At May 31, 2003, the Company had a letter of credit outstanding totaling $7.1 million required by certain PEO workers’ compensation insurance policies.

As of May 31, 2003, the Company has contractual obligations under operating lease agreements. Future minimum lease payments under various non-cancelable operating leases with terms of more than one year are as follows:

In thousands
Fiscal year ended May 31,	Minimum lease payments

2004	$34,753

2005	$30,345

2006	$24,117

2007	$18,801

2008	$15,122

Thereafter	$22,139

At May 31, 2003 the Company had outstanding commitments to purchase $6.7 million of capital assets. The Company enters into various purchase commitments with vendors in the ordinary course of business.

Operating activities

In thousands	2003	Change	2002	Change	2001	Change

Operating cash flows	$373,708	23.0%	$303,821	—	$304,938	22.5%

The increase in operating cash flows in fiscal 2003 reflects higher net income and cash provided by working capital. Operating cash flows in fiscal 2002 were comparable with fiscal 2001 as higher net income was offset by higher uses of working capital. The fluctuations in working capital between periods were primarily related to the timing of payments for payroll-related, income tax, and other liabilities, and the timing of payments for PEO and PAS payroll liabilities.

Investing activities

In thousands	2003	Change	2002	Change	2001	Change

Net funds held for clients and corporate investment activities	$358,207	—	$(94,728)	-34.3%	$(144,270)	—

Purchases of property and equipment	(60,212)	10.7%	(54,378)	20.2%	(45,250)	32.5%

Proceeds from the sale of property and equipment	17	—	14	—	32	—

Acquisitions of businesses, net of cash acquired	(492,594)	—	—	—	—	—

Purchases of other assets	(3,874)	78.9%	(2,166)	-73.9%	(8,290)	19.0%

Net cash used in investing activities	$(198,456)	31.2%	$(151,258)	-23.5%	$(197,778)	7.4%

Funds held for clients and corporate investments: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities. Corporate investments are primarily comprised of available-for-sale debt securities.

The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to tax authorities for tax filing and payment service clients and employees of clients utilizing employee payment services. Fluctuations in net funds held for clients and corporate investment activities primarily relates to timing of purchases, sales, or maturities of corporate investments. During fiscal 2003, corporate investments were sold to fund the acquisitions of Advantage and InterPay. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.

Purchases of property and equipment: To support the Company’s continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. In fiscal 2003, the Company made purchases of property and equipment of $60.2 million, compared with $54.4 million of purchases in fiscal 2002 and $45.3 million in fiscal 2001. Purchases of property and equipment in fiscal 2004 are expected to be in the range of $50 million to $55 million. Fiscal 2004 depreciation expense is projected to be in the range of $40 million to $42 million.

The capital expenditures in fiscal 2003 include the purchase of a 220,000-square-foot facility in Rochester, New York. In the second quarter of fiscal 2003, the Company placed into service a consolidated data center to enhance data processing and disaster recovery capabilities. Purchases of data processing equipment, software, and building improvements in fiscal 2003 and 2002 for the data center were approximately $12.2 million and $18.3 million, respectively.

Financing activities

In thousands, except
per share amounts	2003	Change	2002	Change	2001	Change

Dividends paid	$(165,448)	5.1%	$(157,481)	27.9%	$(123,112)	50.9%

Proceeds from exercise of stock options	8,170	-61.2%	21,031	44.0%	14,600	29.9%

Net cash used in financing activities	$(157,278)	15.3%	$(136,450)	25.7%	$(108,512)	54.1%

Cash dividends per common share	$.44	4.8%	$.42	27.3%	$.33	50.0%

Dividends paid: In October 2001, the Board of Directors approved a 22.2% increase in the quarterly dividend payment to $.11 per share from $.09 per share. In October 2000, the Board of Directors approved a 50% increase in the quarterly dividend payment to $.09 per share from $.06 per share. The dividends paid as a percentage of net income totaled 56%, 57%, and 48% in fiscal 2003, fiscal 2002, and fiscal 2001, respectively. Future dividends are dependent on the Company’s future earnings and cash flow and are subject to the discretion of the Board of Directors.

Proceeds from exercise of stock options: The decrease in proceeds from the exercise of stock options in fiscal 2003 is primarily due to the decrease in number of shares exercised. The increase in proceeds from the exercise of stock options in fiscal 2002 is due to an increase in the number of shares exercised and an increase in the comparable average exercise price per share. Shares exercised in fiscal 2003 were 839,000 compared with 2,212,000 shares in fiscal 2002 and 1,878,000 shares in fiscal 2001. The Company has recognized a tax benefit from the exercise of stock options of $5.5 million, $24.1 million, and $26.4 million for fiscal 2003, fiscal 2002, and fiscal 2001, respectively. This tax benefit reduces the accrued income tax liability and increases additional paid-in capital, with no impact on the expense amount for income taxes.

Other

New accounting pronouncements: In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires companies to record a liability at fair value for asset retirement obligations in the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for the Company for the fiscal year beginning June 1, 2003. The Company does not believe adoption of this Statement will result in a material impact to its results of operations or financial position.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which provides a single accounting model for long-lived assets to be disposed of. The Company adopted this Statement in the first quarter of fiscal 2003 with no material impact to its results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. This Statement is effective for fiscal years beginning after May 15, 2002. The Company adopted this Statement in the first quarter of fiscal 2003 with no material impact to its results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” under which a liability is recognized solely based on an entity’s commitment to a plan. SFAS No. 146 requires a liability for these costs to be recognized and measured at its fair value in the period in which the liability is incurred. This statement is effective for exit or disposal activities initiated after December 31, 2002.

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes accounting and reporting standards for stock-based employee compensation plans. As permitted by SFAS No. 123, the Company accounts for such arrangements under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation expense is recognized for stock option grants because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the previous disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported financial results and requires these disclosures in interim financial information. The Company continues to account for stock-based employee compensation under APB Opinion 25, but has adopted the new disclosure requirements of SFAS 148 beginning in the third quarter of fiscal 2003.

Market Risk Factors

Interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale debt securities, whereas corporate investments are primarily comprised of available-for-sale debt securities. The Company’s available-for-sale debt securities are exposed to interest rate risk as interest rate volatility will cause fluctuations in the market value of held investments and the earnings potential of future investments. Increases in interest rates normally decrease the market value of the available-for-sale securities, while decreases in interest rates increase the market value of the available-for-sale securities. The Company’s available-for-sale securities and short-term funds are exposed to earnings risk from changes in interest rates, as rate volatility will cause fluctuations in the earnings potential of future investments. Increases in interest rates quickly increase earnings from short-term funds, and over time increase earnings from the available-for-sale securities portfolio. Decreases in interest rates have the opposite earnings effect on the available-for-sale securities and short-term funds. Earnings from the available-for-sale securities do not reflect changes in rates until the investments are sold or mature, and the proceeds are reinvested at current rates. The immediate impact of changing interest rates on earnings from short-term funds may be temporarily offset by realized gains or losses from transactions in the Company’s available-for-sale portfolio.

The Company directs investments towards high credit-quality, tax-exempt securities to mitigate the risk that earnings from the portfolio could be adversely impacted by changes in interest rates in the near term. The Company invests in short- to intermediate-term, fixed-rate municipal and government securities, which typically have lower interest rate volatility, and normally manages the securities portfolio to a benchmark duration of 2.5 to 3.0 years. The Company does not utilize derivative financial instruments to manage interest rate risk.

The following table summarizes the changes in the Federal Funds rate over the last three fiscal years:

	2003	2002	2001

Federal Funds rate – beginning of fiscal year	1.75%	4.00%	6.50%

Rate decrease:

First quarter	—	(.50)	—

Second quarter	(.50)	(1.50)	—

Third quarter	—	(.25)	(1.00)

Fourth quarter	—	—	(1.50)

Federal Funds rate – end of fiscal year	1.25%	1.75%	4.00%

Three-year “AAA” municipal securities yields – end of fiscal year	1.40%	2.75%	3.44%

Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to, daily interest rate changes, seasonal variations in investment balances, actual duration of short- and intermediate-term investments, the proportional mix of taxable and tax-exempt investments, and changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous. Subject to these factors, a 25-basis-point change generally affects the Company’s tax-exempt interest rates by approximately 17 basis points.

The total investment portfolio is expected to average approximately $2.90 billion in fiscal 2004. The Company’s normal and anticipated allocation is approximately 50% invested in short-term securities with a duration of less than 30 days and 50% invested in intermediate-term municipal securities with an average duration of three years. The Company estimates that the earnings effect of a 25-basis-point change in interest rates (17 basis points for tax-exempt investments) at this point in time would be approximately $3.0 million for fiscal 2004.

The combined funds held for clients and corporate available-for-sale investment portfolios reflected unrealized gains of $45.0 million at May 31, 2003 compared with $26.7 million at May 31, 2002 and $20.5 million at May 31, 2001. During fiscal 2003, the unrealized gain position ranged from approximately $22.3 million to $49.7 million. The range of unrealized gains in fiscal 2002 was $7.5 million to $35.9 million. As of May 31, 2003 and May 31, 2002, the Company had $1.4 billion and $1.5 billion, respectively, invested in available-for-sale securities at fair value, with weighted average yields to maturity of 3.1% and 3.6%, respectively. Assuming a hypothetical increase in both short-term and intermediate-term interest rates of 25 basis points, the resulting potential decrease in fair value for the portfolio of securities at May 31, 2003 would be approximately $8.0 million. Conversely, a corresponding decrease in interest rates would result in a comparable increase in fair value. This hypothetical decrease or increase in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity, and with no related or immediate impact to the results of operations.

Credit risk: The Company is exposed to credit risk in connection with these investments through the possible inability of the borrowers to meet the terms of the bonds. The Company attempts to limit credit risk by investing primarily in AAA and AA rated securities and A-1 rated short-term securities, and by limiting amounts that can be invested in any single instrument. At May 31, 2003, available-for-sale and short-term securities held at least an A-1 or equivalent rating, with approximately 99% of available-for-sale securities holding an AA rating or better.